Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Johnson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES $275 MILLION OPEN MARKET REPURCHASE

TEMPE, Ariz., October 25, 2024 -- Align Technology, Inc. (“Align”) (Nasdaq: ALGN) a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced that it is planning to repurchase $275 million of Align’s common stock through open market repurchases under Align’s $1.0 billion stock repurchase program that was approved by Align's Board of Directors in January 2023.

“Today’s announcement of our intention to repurchase $275 million of our common stock through open market repurchases reflects the strength of our balance sheet and cash flow generation, as well as managements and the Board’s continued confidence in our ability to capitalize on our large and untapped market opportunity while allowing us to provide value back to our shareholders,” said John Morici, Align CFO and executive vice president, global finance. “As the leader in clear aligners, we have made strategic investments in technology and scalability to enable a new phase of growth to transform the orthodontic industry and we remain confident in our ability to make the Invisalign® System the standard of care in orthodontics through our doctor-centered model.”

The open market repurchases of Align’s common stock will be executed pursuant to a Rule 10b5-1 trading plan. The timing and number of shares repurchased will be based on an evaluation of market conditions and other factors, including stock price, trading volume, general business and market conditions, and capital availability. The repurchases are expected to be completed by the end of January 2025 and will be funded with Align’s cash on hand. As of September 30, 2024, Align had approximately 74.8 million shares outstanding and $1,041.9 million in cash and cash equivalents.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 271 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 27 years, Align has helped doctors treat approximately 18.9 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align™ Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.

Forward-Looking Statements

This news release contains forward-looking statements including statements regarding the expected completion date of the open market repurchases, the aggregate value and number of shares of common stock to be repurchased, Align's expectation that it will finance the repurchases with cash on hand, our confidence in our products and ability to capitalize on market opportunities, that the repurchases will provide value to our shareholders, as well as other statements regarding the open market repurchases along with our confidence in our business model. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.

The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 28, 2024 and our latest Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which was filed with the SEC on August 2, 2024. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.